Exhibit 4.53

AMENDMENT NO. 3

AMENDMENT NO. 3, dated as of October 29, 2008 (this "Amendment"), to the Credit Agreement, dated as of July 17, 2007 and amended by Amendment No. 1 dated as of February 14, 2008 and Amendment No. 2 and Consent dated as of June 27, 2008 (as so amended, the "Credit Agreement"), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), ABLECO FINANCE LLC, a Delaware limited liability company, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), BAIRNCO CORPORATION, a Delaware corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and collectively, jointly and severally, as the "Borrowers"), and each of Parent's Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries are referred to hereinafter each individually as a "Guarantor", and individually and collectively, jointly and severally, as the "Guarantors"; and together with Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

WHEREAS, the Borrowers have advised Agent and the Lenders that they intend to make an optional prepayment of the Loans, and have requested that the Agent and the Lenders agree to modify certain terms and provisions in the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to consent to such requested modifications on and subject to the terms set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2.           Amendments.

(a)           Amendment to Definition.  The definition of "EBIDTA" in Schedule 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

""EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains, interest income, plus interest expense, income taxes, and depreciation and amortization for such period, plus or minus, as the case may be, deferred financing costs that are written off so long as such costs arise from financings effectuated prior to the Closing Date, non cash amortization of deferred financing costs related to the Term Loan and the Working Capital Indebtedness, non cash gains or losses arising from the sale of capital assets, non cash gains or losses arising from the write up or write down of assets (including the non cash write down associated with the JD Edwards system), non-cash period pension costs or credit related to any existing Employee Plan, and any non cash extraordinary gains or losses (in each case, to the extent included in determining net income) for such period, in each case, determined on a consolidated basis in accordance with GAAP; provided, that for the calculations contemplated in Section 6.16 of the Agreement, EBITDA shall be determined (A) before any Approved Addback Expenses, (B) before Kasco Non-recurring Expenses, (C) before actual costs and expenses related to the sale process of Kasco incurred on or prior to December 31, 2008, (D) before any moving expenses and any related plant closure or asset disposal expenses of Arlon Signtech, Ltd. incurred on or prior to December 31, 2008, (E) before actual costs and expenses related to the transactions contemplated by this Agreement in an aggregate amount not to exceed $500,000, (F) before actual costs and expenses related to the Rancho Sale Leaseback or the Kasco Sale in an amount not to exceed $300,000, in each case to the extent such items impact net income, and (G) before actual costs and expenses related to the closure of the Parent's headquarters (including severance costs associated with such closure) and relocation to White Plains, New York, in an aggregate amount not to exceed $600,000, so long as the details of such costs and expenses are furnished to the Agent to its reasonable satisfaction."

(b)           New Definitions.  The following definitions are hereby added in alphabetical order to Schedule 1.1 of the Credit Agreement:

""Adjusted Fixed Charges" means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense (other than payment-in-kind and non-cash financing expenses) accrued during such period (exclusive of any Interest Expense described in clause (d) below), (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, and (d) any cash interest payments accrued during such period in respect of any Subordinated Indebtedness of the Parent and its Subsidiaries owing to Steel Partners, calculated on a pro forma basis as if such interest accrued on such debt during the twelve month period ending on the last day of such period."

""Amendment No. 3" means Amendment No. 3, dated as of October 29, 2008, by and among the Loan Parties, the Agent and the Required Lenders."

""Amendment No. 3 Effective Date" means the date Amendment No. 3 becomes effective pursuant to Section 3 of Amendment No. 3."

(c)           Section 6.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                                                "6.7         Subordinated Debt Payments and Amendments .  Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(a)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary of a Loan Party, other than (i) the Obligations in accordance with this Agreement, and (ii) the Working Capital Indebtedness in accordance with the Working Capital Credit Agreement; provided, that the Loan Parties' obligations under the Subordinated Indebtedness may be transferred or assigned to WHX, so long as (x) after giving effect to such transfer or assignment, such obligations of any Loan Party shall be subordinated on terms consistent with those in effect prior to such transfer or assignment (and the Agent shall have received an executed copy of the documentation evidencing such subordination), (y) such transaction has no adverse effect on the security interests granted to the Agent under any of the Loan Documents and (z) any consideration to be paid to WHX in connection with such transfer or assignment shall be paid solely in the form of equity of the Parent.

(b)           make any payment on account of the Steel Partners Junior Investment, the Steel Partners Working Capital Guaranty, the Steel Partners Replacement Guaranty, any Rights Offering Payment, or any Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions; provided, however, so long as no Event of Default has occurred and is continuing after giving effect to any repayment:

(i)           the Steel Partners Junior Investment may be repaid, and each of the Steel Partners Lien Replacement Guaranty and the Steel Partners Working Capital Guaranty may be terminated by the Parent so long as the Release Conditions have been satisfied,

(ii)           [intentionally omitted],

(iii)          upon the receipt by the Working Capital Agent of a Rights Offering Payment in an amount not less than $8,232,000, the Steel Partners Working Capital Guaranty shall be terminated,

(iv)         in the case of the Subordinated Indebtedness, the principal amount of such Subordinated Indebtedness may be repaid if the following conditions are met: (A) the Release Conditions have been met, the H&H Security Agreement is in effect or the Replacement Conditions have been met, (B) the Rights Offering Payment has been fully made, the Steel Partners Junior Investment was made or the Steel Partners Working Capital Guaranty is in effect, and (C) the funds used to repay such subordinated debt are derived solely from an equity or debt infusion by WHX or Steel Partners (in addition to their respective commitment under Amendment No. 1 or this Agreement), on terms no more favorable to Steel Partners than the terms of the Subordinated Indebtedness outstanding on the Amendment No. 1 Effective Date, and

(v)           in the case of the Subordinated Indebtedness, interest on such Subordinated Indebtedness at a rate per annum not to exceed 15% may be paid in cash, in whole or in part, if the following conditions are met:

(A)           such payments of cash interest shall not exceed (x) $350,000 in any fiscal quarter of the Parent and its Subsidiaries, if TTM EBITDA for the most recently completed fiscal quarter is less than $16,750,000, and (y) $500,000 in any fiscal quarter of the Parent and its Subsidiaries, if TTM EBITDA for the most recently completed fiscal quarter is greater than or equal to $16,750,000;

(B)           for the 12-month period ending on the proposed date of any such payment, the ratio of (x) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (y) Adjusted Fixed Charges (calculated on a pro forma basis to give effect to the proposed cash interest payment)  for such period shall be equal to or greater than 1.10 to 1.00;

(C)           as of the date of any such payment, and immediately after giving effect to such payment, Working Capital Availability shall be greater than or equal to $4,500,000;

(D)           if any portion of such cash interest is not permitted to be paid during any fiscal quarter of the Parent and its Subsidiaries under this sub-section (b)(v), all or a portion of such accrued (but not paid or capitalized) cash interest may be paid during any of the subsequent three fiscal quarters of the Parent and its Subsidiaries, subject to the satisfaction of the conditions set forth in this subsection (b)(v).

(c)           directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) the Working Capital Loan Documents (except as specifically permitted by the Intercreditor Agreement), (ii) any other agreement, instrument, document, indenture, or other writing evidencing  or concerning Indebtedness permitted under Section 6.1, (iii) except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, any other Material Contract, or (iv) its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Stock, without the prior written consent of Agent, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that are not adverse to the interests of any member of the Lender Group, or

(d)           amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, without at least twenty (20) days prior written notice to Agent."

(d)           Section 6.10 of the Credit Agreement is hereby amended and restated to read as follows:

                                                "6.10       Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock of the Parent) on, or purchase, acquire, redeem, or retire any of Parent's Stock, of any class, whether now or hereafter outstanding, except (i) distributions permitted under Section 6.7(b) in connection with the repayment of any Steel Partners Junior Investment and/or Rights Offering Payment, and (ii) after the transfer or assignment of the Subordinated Indebtedness to WHX in accordance with the proviso in Section 6.7(a), distributions or dividends to WHX in an aggregate amount during any period not to exceed the amount that would have otherwise been permitted to be paid in cash by the Borrowers during such period under Sections 6.7(b)(iv) and (v) in respect of the Subordinated Indebtedness."

(e)           Section 6.13 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (a), (ii) deleting the period at the end of clause (b) and substituting "; and" therefor, and (iii) inserting a new clause (c) to read as follows:

(c)           the payment of reasonable fees and expenses to WHX in connection with services performed by WHX or its Subsidiaries (other than Parent and its Subsidiaries) and on behalf of the Parent and its Subsidiaries; provided, that (i) such transactions are conducted on an arm's-length basis in the ordinary course of business and desirable for the prudent operation of the Parent's and its Subsidiaries' business, upon fair and reasonable terms, and (ii) the aggregate amount of such payments made in any fiscal quarter of the Parent and its Subsidiaries does not exceed $150,000, whether paid in cash or in the form of any other distributions;

(f)           Section 6.16(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"(a)           Minimum TTM EBITDA.  Permit TTM EBITDA to be less than $15,000,000 as of the end of each fiscal quarter ending after the Amendment No. 3 Effective Date."

3.           Conditions to Effectiveness.  The effectiveness of this Amendment are subject to the fulfillment, in a manner satisfactory to the Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent and the Lenders is hereinafter referred to as the "Amendment No. 3 Effective Date"):

(a)           Representations and Warranties; No Event of Default.  The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Amendment No. 3 Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 3 Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Amendment No. 3 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes payable on the Amendment No. 3 Effective Date by the Borrowers pursuant to Section 17.9 of the Credit Agreement.

(c)           Delivery of Documents.  The Agent and the Lenders shall have received the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Amendment No. 3 Effective Date:

(i)            counterparts of this Amendment, duly executed by the Required Lenders, the Agent, each Loan Party;

(ii)           counterparts to an amendment to the limited guaranty of H&H, duly executed by the Agent and H&H, whereby the limit of such guaranty shall be reduced from $10,000,000 to $7,000,000;

(iii)           counterparts to an amendment to the Subordination Agreement, duly executed by the Agent, the Working Capital Agent and the Subordinated Debt Lender;

(iv)          an Amendment and Consent in respect of the Working Capital Credit Agreement, duly executed by the Loan Parties, the Working Capital Agent and the Working Capital Lenders, which shall contain the consent by the Working Capital Lenders to the prepayment of the Term Loan as set forth in Section 3(f) below;

(v)           a certificate of an officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or other similar agreement, in each case since the Closing Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification);

(vi)          a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 3;

(vii)         such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request.

(d)           Rights Offering Payment.  The Working Capital Agent shall have received a Rights Offering Payment (as such term is defined in the Credit Agreement) in an amount not less than $8,232,000, which Rights Offering Payment shall be applied by the Working Capital Agent to prepay the Working Capital Term Loan; provided, that if less than the amount of such Rights Offering Payment is outstanding under the Working Capital Term Loan as of the date of such prepayment, the remaining portion of such proceeds not applied to the Working Capital Term Loan shall be applied to prepay the Term Loan.

(e)           Additional Rights Offering Payment to Working Capital Agent.  The Working Capital Agent shall have received an additional payment from the proceeds of the Rights Offering, in an amount not less than $2,000,000, which payment shall be applied by the Working Capital Agent to prepay the Working Capital Advances.

(f)           Additional Rights Offering Payment to Agent.  The Agent shall have received an additional payment from the proceeds of the Rights Offering, in an amount not less than $3,000,000, which payment shall be applied by the Agent to prepay the Term Loan.

4.           Representations and Warranties.  Each of the Borrowers and the Guarantors represents and warrants as follows:

(a)           The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform its obligations under the Credit Agreement, as amended hereby.

(b)           This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(c)           The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 3 Effective Date as though made on and as of the Amendment No. 3 Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Amendment No. 3 Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

5.           Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

6.           Miscellaneous.

(a)           Continued Effectiveness of the Credit Agreement.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment No. 3 Effective Date (i) all references in the Credit Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the "Credit Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.  To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b)           No Waiver.  Except as expressly set forth herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document, and the Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or otherwise.  The waivers, consents and modifications herein are limited to the specific instances and for the specific purposes set forth herein, shall not apply to any facts or occurrences other than those on which the same are based, shall not excuse the future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(c)           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(d)           Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e)           Costs and Expenses.  The Borrowers agree to pay on demand all reasonable fees, costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(f)           Amendment as Loan Document.  The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a "Loan Document" under the Credit Agreement.  Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g)           Governing Law.  This Amendment shall be governed by the laws of the State of New York.

(h)           Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	ARLON, INC., a Delaware corporation

	By:	/s/
Title:

ARLON VISCOR LTD., a Texas limited partnership

By: Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

ARLON SIGNTECH, LTD., a Texas limited partnership

By: Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

KASCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/
Title:

PARENT:	BAIRNCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

Amendment No. 3

AGENT AND LENDERS:	ABLECO FINANCE LLC, a Delaware limited liability company, as Agent and as a Lender, on behalf of itself and its affiliate assigns

	By:	/s/
Title:

Amendment No. 3